EQUITY PURCHASE AGREEMENT among TiHe Capital (Beijing) Co. Ltd.（泰和中投投资基金管理（北京）有限公司）, ATHENEX API LIMITED, ATHENEX PHARMACEUTICALS (CHINA) LIMITED, POLYMED THERAPEUTICS, INC. and ATHENEX, INC.

Dated July 7, 2022

7177167_4

10041330_5

IF "1" = "1" "4816-3409-0480 v.3" "" 4816-3409-0480 v.3

10041330_9

10041330_11

10041330_13

10975696_3

10975696_11

10975696_13

10975696_22

DOCPROPERTY YCFooter \* MERGEFORMAT 10975696_24

Table of Contents

Article I. THE TRANSACTION		1
1.1	Purchase Transaction	1
1.2	Purchase Price	2
1.3	Payment of Purchase Price	2
1.4	Security for Payment	2
Article II. CLOSING		3
2.1	Closing Date	3
2.2	Closing Deliveries	3
2.3	Pre-Closing Undertakings	5
2.4	Conditions to Closing	6
Article III. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		9
3.1	Authority; Execution and Delivery.	9
3.2	Organization	9
3.3	No Conflict; Consents	10
3.4	Capitalization; Title to Company Equity Interests	10
3.5	Subsidiaries	11
3.6	Title and Condition of Assets	11
3.7	Real Property	11
3.8	Intellectual Property	12
3.9	Material Contracts	13
3.10	Litigation	14
3.11	Compliance with Laws; Permits	14
3.12	Environmental Matters	14
3.13	Taxes	15
3.14	Employee Relations.	16
3.15	Employee Benefit Matters.	17
3.16	Transactions with Related Parties	17
3.17	Insurance	17
3.18	Governmental Grants.	18
3.19	Financial Matters.	18
3.20	Brokers	18

1088220.2

6469870_4

6469870_6

6469870_9

6469870_13

7177167_4

10041330_5

IF "1" = "1" "4816-3409-0480 v.3" "" 4816-3409-0480 v.3

10041330_9

10041330_11

10041330_13

10975696_3

10975696_11

10975696_13

10975696_22

DOCPROPERTY YCFooter \* MERGEFORMAT 10975696_24

3.21	Exclusivity of Representations and Warranties	18
Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER		19
4.1	Organization	19
4.2	Authority	19
4.3	No Conflict	19
4.4	Consents	19
4.5	Litigation	19
4.6	Financial Capability.	20
4.7	Solvency	20
4.8	Brokers	20
4.9	Independent Investigation.	20
4.10	Exclusivity of Representations and Warranties	20
Article V. COVENANTS		21
5.1	Confidentiality	21
5.2	Restrictive Covenants	21
5.3	Excluded Assets; Inventory Disposal.	22
5.4	Further Assurances	22
5.5	Supply Agreement	23
Article VI. Tax Matters		23
6.1	Tax Indemnification	23
6.2	Straddle Period	23
6.3	Transfer Taxes	23
6.4	Cooperation on Tax Matters	24
6.5	Responsibility for Filing Tax Returns	24
6.6	Refunds and Tax Benefits	24
6.7	Amended Returns and Retroactive Elections	24
Article VII. SURVIVAL AND INDEMNIFICATION		24
7.1	Survival	24
7.2	General Indemnification; Special Indemnification	25
7.3	General Limitations	26
7.4	Indemnification Threshold; Cap Amount; Overall Cap Amount.	26
7.5	Process for Indemnification	27
7.6	Remedies Exclusive	28
7.7	Tax Treatment	29
Article VIII. Termination		29
8.1	Termination.	29
8.2	Effect of Termination	30
Article IX. MISCELLANEOUS		30
9.1	Interpretive Provisions	30
9.2	Entire Agreement	30
9.3	Successors and Assigns	31
9.4	Headings	31
9.5	Modification and Waiver	31
9.6	Expenses	31

iii

9.7	Notices	31
9.8	Governing Law	33
9.9	Arbitration	33
9.10	Public Announcements	33
9.11	No Third Party Beneficiaries	33
9.12	Counterparts	33
9.13	Simplified Agreement.	34
9.14	Choice of Language	34
9.15	Schedule Updates	34
Article X. CERTAIN DEFINITIONS		34
10.1	Defined Terms	34
10.2	Other Definitions	39

ANNEX 1 FORM PRODUCT RIGHTS AGREEMENT

ANNEX 2 Guangzhou R&D Staff and key employees

ANNEX 3 CONDUCT OF THE COMPANY PRE-CLOSING

ANNEX 4 LIST OF EXCLUDED INVENTORY ASSET

ANNEX 5 LIST OF EXCLUDED ASSETS

ANNEX 6 COMPANY HANDOVER CHECKLIST

iv

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 7 , 2022, by and among TiHe Capital (Beijing) Co. Ltd. （泰和中投投资基金管理（北京）有限公司）, a company organized under the laws of the People’s Republic of China (“Buyer”), Athenex API Limited, a company organized under the laws of Hong Kong (“Athenex API”) and Polymed Therapeutics, Inc., a company organized under the laws of the State of Texas (“Polymed US” and, together with Athenex API, each a “Taihao Owner” and collectively, “Taihao Owners”) and Athenex Pharmaceuticals (China) Limited, a company organized under the laws of Hong Kong (“Huiyuan Owner” and, together with Taihao Owners, each, a “Seller” and collectively, “Sellers”) and ATHENEX, INC., a Delaware corporation (“Seller Parent” and, together with Seller, the “Seller Parties”). Buyer and each Seller Party is referred to herein as a “Party” and together as the “Parties”.

RECITALS

A. Athenex API owns 80% of the equity interests of Chongqing Taihao Pharmaceutical Co., Ltd.（重庆泰濠制药有限公司）, a company formed under the laws of the People’s Republic of China (“Taihao”), and Polymed US owns 20% of the equity interests of Taihao and Huiyuan Owner owns 100% of the equity interests of Athenex Pharmaceuticals (Chongqing) Limited（重庆惠源医药有限公司）, a company formed under the laws of the People’s Republic of China (“Huiyuan” and, together with Taihao, each a “Company” and, collectively, the “Companies”).

B. Taihao owns all of the equity interests in the Subsidiary identified on Schedule 3.5 (the “Company Subsidiary”).

C Seller Parent owns, indirectly, 100% of the issued and outstanding equity interests in each Seller.

D. Each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller, all of the equity interests in the respective Companies held by each Seller, in exchange for the consideration and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I.
THE TRANSACTION

1.1 Purchase Transaction. On and subject to the terms and conditions of this Agreement, at Closing, (a) Buyer shall purchase from Athenex API, and Athenex API shall sell to Buyer, 80% of the equity interests in Taihao (the “80% Taihao Equity Interests”), and (b) Buyer shall purchase from Polymed US, and Polymed US shall sell to Buyer, 20% of the equity interests in Taihao (the “20% Taihao Equity Interests” and, together with the 80% Taihao Equity Interests, the “Taihao Equity Interests”), and (c) Buyer shall purchase from Huiyuan Owner, and Huiyuan Owner shall sell to Buyer, all of equity interests in Huiyuan (the “Huiyuan Equity

Interests” and, together with the Taihao Equity Interests , the “Company Equity Interests”), in each case, free and clear of all Encumbrances and together with all rights attaching or accruing to them, in exchange for the Purchase Price. The Company Equity Interests owned by Sellers and transferred to Buyer hereunder shall constitute all of equity interests in each Company on the Closing Date.

1.2 Purchase Price. Subject to the provisions of this Agreement, the total purchase price for the Company Equity Interests shall be an amount equal to RMB124,400,000 (the “Purchase Price”). The Purchase Price shall be allocated between Sellers as provided in a written notice delivered by Sellers to Buyer prior to the Closing (the “Seller Allocation”) and shall be payable to Sellers in accordance with the provisions of Section 1.3.

1.3 Payment of Purchase Price. The Purchase Price shall be payable by Buyer to Sellers as follows:

(a) At the Closing, Buyer shall pay to Sellers, in accordance with the Seller Allocation, an amount equal to at least 70% of the Purchase Price (the “Closing Date Payment”), by wire transfer of immediately available RMB funds to one or more accounts that have been designated in writing by Sellers.

(b) Within three (3) months after the Closing Date, Buyer shall pay to Sellers, in accordance with the Seller Allocation, an amount equal to 20% of the Purchase Price (the “Second Payment”), by wire transfer of immediately available RMB funds to one or more accounts that have been designated in writing by Sellers.

(c) Within six (6) months after the Closing Date, Buyer shall pay to Sellers the full remaining balance of the Purchase Price (the “Final Payment”) in accordance with the Seller Allocation, by wire transfer of immediately available funds to one or more accounts that have been designated in writing by Sellers.

1.4 Security for Payment. If Buyer fails to pay all or any portion of the Second Payment or the Final Payment when due pursuant to Section 1.3 (such unpaid amount, the “Unpaid Amount”), and does not cure such failure within fifteen (15) Business Days after the due date, then, in addition to any other rights available to Sellers under this Agreement or applicable Law, Sellers shall have the right (but not the obligation), exercisable on written notice delivered to Buyer, to require Buyer to issue and deliver to Sellers (in accordance with the Seller Allocation or as otherwise directed in writing by Sellers), in payment of the Unpaid Amount, equity interests of Buyer having a value, as agreed upon by Buyer and Sellers, equal to the Unpaid Amount. Within ten (10) Business Days after receipt of such notice, Buyer shall (i) issue and deliver such equity interests to Sellers, free and clear of all Encumbrances, (ii) execute and deliver all certificates, instruments, and documents required for such issuance, and (iii) take all action as may be required to register such issuance with the local SAMR.

Article II.
CLOSING

2.1 Closing Date. The closing of the Proposed Transaction (the “Closing”) shall take place at such place as is agreed in writing by Buyer and Sellers, or via electronic transmittal of documents, as promptly as practicable but in no event later than three Business Days after the date on which all conditions precedent to the Closing (except those conditions set forth in Section 2.4 that are to be satisfied at Closing) set forth in (a) Section 2.4(a) are all satisfied or waived by Buyer in writing and (b) Section 2.4(b) are all satisfied or waived by Sellers in writing (the date on which the Closing occurs, the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date (the “Effective Time”). This Agreement and all other agreements, certificates, documents and instruments furnished in connection with this Agreement or the other agreements, certificates, documents and instruments at the Closing shall be deemed to be delivered simultaneously on the Closing Date and may be delivered by means of an exchange of executed documents by facsimile or an attachment in “pdf” or similar format to an electronic mail message.

2.2 Closing Deliveries.

(a) Deliveries by Buyer. At the Closing, in addition to any items the delivery of which is made an express condition pursuant to Section 2.4(b), Buyer shall deliver or cause to be delivered the following to Sellers or other Persons as specified below:

(i) the Closing Date Payment in accordance with Section 1.3(a);

(ii) a supply agreement between Seller Parent or its Affiliate and Buyer or its Affiliate (including a Company or Company Subsidiary), in a form agreed upon by Buyer and Seller Parent (the “Supply Agreement”), duly executed by Buyer or its Affiliate;

(iii) an agreement between Seller Parent or its Affiliate and Buyer or its Affiliate (including a Company or Company Subsidiary) providing Buyer or its Affiliate with a first right of negotiation with respect to rights to certain products in the Restricted Territory, substantially in the form attached hereto as Annex 1 (the “Product Rights Agreement”), duly executed by Buyer or its Affiliate;

(iv) a letter confirming receipt of the documents, materials and items set out in the Company Handover Checklist; and

(v) such other agreements, certificates and documents as may be reasonably requested by Sellers to effectuate or evidence the Proposed Transaction.

(b) Deliveries by Sellers. At the Closing, in addition to any items the delivery of which is made an express condition pursuant to Section 2.4(a), Seller Parties shall deliver or cause to be delivered the following to Buyer:

(i) a certified copy of a resolution of the board of directors of each Seller Party authorizing the execution of and the performance by such Seller Party of its obligations under this Agreement and each of the other Transaction Documents to be executed by it;

(ii) duly executed transfers of the Company Equity Interests to Buyer together with certificates, if any, evidencing the Company Equity Interests, duly endorsed by the applicable Seller or accompanied by assignments or other instruments of transfer duly executed by the applicable Seller for transfer to Buyer, free and clear of all Encumbrances, together with any instruments or documents required to be filed by such Seller with any Authority to give effect to such resignation, duly executed by such Seller if required;

(iii) a written tender of resignation of each Person holding a position of director or officer (or similar position) of each Company and Company Subsidiary, together with any instruments or documents required to be filed by any such Person with any Authority to give effect to such resignation, duly executed by such Person if required;

(iv) the Supply Agreement, duly executed by Seller Parent or its Affiliate;

(v) the Product Rights Agreement, duly executed by Seller Parent or its Affiliate;

(vi) an updated list of equity holders or register of members of each Company showing the Buyer or its assignee as the sole equity holder of each Company, affixed with the company chop of each Company and signed by the legal representative of each Company, respectively;

(vii) with respect to each Company and Company Subsidiary, all company kits, statutory and corporate records and registers, certificate of incorporation, company chop, common seal, copies of the memorandum and articles of association;

(viii) an enterprise credit information publicity report (企业信用信息公示报告) printed from National Enterprise Credit Information Publicity System (国家企业信用信息公示系统) (or equivalent document) dated not more than 10 days prior to the Closing Date, attesting to the good standing of such Company or Company Subsidiary in such jurisdiction;

(ix) the updated business license and Notice on Permitted Change Registration (准予变更登记通知书) issued by local SAMR which records Buyer or its assignee as the sole equity holder of each Company and the director appointed by Buyer as new director of each Company and Company Subsidiary, and amended Organizational Documents of each Company as registered and certified by SAMR;

(x) an enterprise credit information publicity report (企业信用信息公示报告) printed from National Enterprise Credit Information Publicity System (国家企业信用信息公示系统) (or equivalent document) dated on the Closing Date, attesting each Company has completed the Proposed Transaction;

(xi) the consents from Authorities or other Persons, if any, set forth on Schedule 3.3 in forms reasonably acceptable to Buyer;

(xii) a letter confirming the handover of the documents, materials and items set out in the Company Handover Checklist;

(xiii) such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the assets of each Company and Company Subsidiary that are not Permitted Encumbrances;

(xiv) the documents evidencing that the conditions precedent set forth in Section 2.4(a) have been satisfied; and

(xv) such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the Proposed Transaction.

2.3 Pre-Closing Undertakings.

(a) To the extent permissible under applicable law during the Pre-Closing Period, the Seller Parties shall comply with their obligations set out in Annex 3 (Conduct of the Companies Pre-closing).

(b) During the Pre-Closing Period, the Seller Parties shall, and shall cause each Company and Company Subsidiary to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts, agreements and other documents and data of the Companies and Company Subsidiary; (b) furnish Buyer and its Representatives with such financial, operating and other data and information as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties and the Companies and Company Subsidiary to cooperate with Buyer in its investigation of the Companies and Company Subsidiary; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Seller Parties and in such a manner as not to interfere with the normal operations of the Companies and Company Subsidiary.

(c) During the Pre-Closing Period, Buyer and the Seller Parties shall use commercially reasonable efforts to cause each Guangzhou R&D Staff member to enter into labor or consulting agreements with a company designated by Buyer in a form reasonably acceptable to Buyer. If a Company or Company Subsidiary intends to terminate the employment of any Key Employee during the Pre-Closing Period, it shall notify Buyer prior to such termination of employment.

(d) During the Pre-Closing Period, the Seller Parties shall as soon as reasonably practicable notify the Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which, to the Knowledge of the Seller Parties, (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller

Parties hereunder not being true and correct in any material aspect, or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to closing set forth in Section 2.4(a) and 2.4(b) to be satisfied;

(ii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Proposed Transaction;

(iii) any written notice or other written communication from any Key Employee advising of the termination of such Key Employee’s employment with the applicable Company or Company Subsidiary; and

(iv) any written notice or other written communication from any Authority in connection with the Proposed Transaction other than those received by any of Seller Party or Company or Company Subsidiary in the Ordinary Course of Business.

Buyer’s receipt of information pursuant to this Section 2.3(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller Parties in this Agreement.

(e) The Seller Parties and Buyer, as the case may be, shall use commercially reasonable efforts to cause the Companies and Company Subsidiary to give all notices to, and obtain all consents from, the Authorities and the other Persons set forth in Schedule 3.3.

(f) During the Pre-Closing Period, upon the reasonable request of Buyer, the Seller Parties shall cause the Companies and the Company Subsidiary to use commercially reasonable efforts to obtain from the applicable owners of the Leased Real Property relevant documents to confirm that all Leased Real Property has been inspected and accepted by the governing Authority with respect to work safety, fire control and construction quality, if and to the extent that a Company or the Company Subsidiary is reasonably required to hold such documents in accordance with applicable Law.

2.4 Conditions to Closing

(a) Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing are subject to the fulfillment, to the satisfaction of Buyer (or the waiver by Buyer) of the following conditions:

(i) each of the representations and warranties of the Seller Parties contained in Article III shall be true and correct in all material respects as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete in all material respects as of such particular date;

(ii) each Seller Party shall have performed and complied in all respects with all obligations and conditions required by this Agreement to be performed or complied with by such Seller Party on or before the Closing Date;

(iii) Buyer shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of each Seller Party, to the effect that the conditions set forth in Sections 2.4(a)(i) and 2.4(a)(ii) have been satisfied.

(iv) the registration of Buyer as the sole equity holder of each Company (Taihao and Huiyuan) with SAMR shall have been completed in accordance with the requirements of applicable Law;

(v) the board of directors of each Seller Party, as the competent decision-making body of each Seller Party, shall have approved in writing respectively the Transaction Documents and the Proposed Transaction;

(vi) the board of directors of each Company and Company Subsidiary shall have approved in writing the Transaction Documents and the Proposed Transaction;

(vii) the current equity holders of each Company and Company Subsidiary shall have approved in writing the Transaction Documents and the Proposed Transaction;

(viii) the persons to be designated by the Buyer shall have been appointed to the board of directors or officers of each Company and Company Subsidiary and registered with SAMR;

(ix) the Chongqing Maliu Riverside Development & Investment Co., Ltd. (重庆麻柳沿江开发投资有限公司, now known as 重庆国际生物城开发投资有限公司) shall have approved the Proposed Transaction (the “Chongqing Consent”);

(x) all consents of any competent Authority (other than the Chongqing Consent) or of any other Person that are required to be obtained in connection with the consummation of the Proposed Transaction by (A) any Seller Party or any Company or Company Subsidiary, as set forth on Schedule 3.3, and Buyer, as set forth on Schedule 4.4, shall have been duly obtained and effective as of Closing; and

(xi) no law or order shall have been enacted which (i) prevents or impedes Closing from taking place, or (ii) requires Sellers to transfer the Company Equity Interests to a Person other than Buyer (or another member of the Buyer Group).

(b) Conditions to Obligations of Seller Parties. The obligations of the Seller Parties to consummate the Closing are subject to the fulfillment, to the satisfaction of the Seller Parties (or the waiver by the Seller Parties) of the following conditions:

(i) the representations and warranties of the Buyer contained in Article IV shall be true and correct in all material respects as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete in all material respects as of such particular date;

(ii) Buyer shall have performed and complied in all material respects with all obligations and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date;

(iii) Seller Parties shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer, to the effect that the conditions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) have been satisfied;

(iv) the Chongqing Consent shall have been obtained and be effective as of the Closing;

(v) all consents of any competent Authority (other than the Chongqing Consent) or of any other Person that are required to be obtained in connection with the consummation of the Proposed Transaction by (A) any Seller Party or any Company or Company Subsidiary, as set forth on Schedule 3.3, and Buyer, as set forth on Schedule 4.4, shall have been duly obtained and effective as of Closing; and

(vi) no law or order shall have been enacted which (i) prevents or impedes Closing from taking place, or (ii) requires Seller to transfer the Company Equity Interests to a Person other than Buyer (or another member of the Buyer Group).

(c) Efforts. Subject to the terms of this Agreement, each of Buyer and the Seller Parties shall use commercially reasonable efforts to cause the conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable.

(d) Responsibilities of Parties. The Seller Parties shall have primary responsibility for obtaining all consents, approvals or actions of any Authority or other Person which are set forth on Schedule 3.3 (other than the Chongqing Consent) and shall take, or cause the Companies and the Company Subsidiary to take, all steps necessary for that purpose (including making appropriate submissions, notifications and filings, in consultation with Buyer). Buyer shall have primary responsibility for obtaining all consents, approvals or actions of any Authority or other Person which are set forth on Schedule 4.4 (other than the Chongqing Consent) and shall take all steps necessary for that purpose (including making appropriate submissions, notifications and filings, in consultation with the Seller Parties). Buyer and the Seller Parties, jointly, shall be responsible for pursuing and obtaining the Chongqing Consent, and each of the Parties shall take, or cause the Companies and the Company Subsidiary to take, all steps necessary for that purpose (including making appropriate submissions, notifications and filings, in consultation with the other Parties).

In addition, the Seller Parties shall cause each Company to make the filing with SAMR for fulfillment of the condition under Section 2.4(a)(iv) and Section 2.4(a)(viii), provided; however, that Buyer shall provide to the Seller Parties all information required from Buyer to complete such filing, and shall provide reasonable assistance to the Seller Parties with respect to such filing. Furthermore, Buyer shall (i) make the filing of Tax Filing Form for External Payments for Trade in Services (服务贸易等项目对外支付税务备案表), (ii) withhold Corporate Income Tax (CIT) filing, and (iii) proceed with funds remittance procedures for fulfillment of the consents under Schedule 4.4, provided; however, that the Seller Parties shall provide to Buyer all information required from the Seller Parties to complete such filing, and shall provide reasonable assistance to Buyer with respect to such filing.

(e) Handover Checklist. At least three (3) Business Day prior to the Closing Date, the Seller Parties shall make available to Buyer for examination all the documents and items set forth on the list attached as Annex 6 (the “Company Handover Checklist”).

(f) Cooperation. Each Party shall cooperate fully to procure that all the necessary submissions, notifications and filings to any applicable Authority are made promptly and in accordance with the timelines set by such Authority, and, to the extent legally permissible, shall provide the other Party, and its advisers and any Authority with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any such Authority.

(g) Notification. Sellers and Buyer shall each notify the other promptly (but in any event within two (2) Business Days) upon becoming aware that any of the conditions to Closing have been fulfilled.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Each Seller Party severally and jointly makes the following representations and warranties to Buyer as at the date of this Agreement and as at the Closing Date, which representations and warranties are qualified by the information set forth in the reports, registrations, documents, filings, statements, schedules and submissions together with any required amendments thereto filed by Seller Parent with the SEC prior to the date of this Agreement (the “SEC Documents”):

3.1 Authority; Execution and Delivery. Each Seller Party has the requisite power and authority to execute and deliver this Agreement and all other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Proposed Transaction. The execution, delivery and performance by each Seller Party of this Agreement and all other Transaction Documents to which it is a party have been duly authorized by all necessary action. This Agreement and each Transaction Document to which each Seller Party is a party has been duly authorized, executed and delivered by such Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, except as enforcement may be limited by General Enforceability Exceptions.

3.2 Organization. Each Seller Party and each Company and Company Subsidiary is duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of formation, and has the full right, power and authority to own, lease and operate all of its properties and assets and carry out the Business as it is presently conducted. Each Company and Company Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Schedule 3.2 sets for a list all jurisdictions in which each Company and Company Subsidiary is authorized to transact business. Seller Parties have provided to Buyer true and complete copies of the Organizational Documents of each Company and Company Subsidiary, all as amended to date. No bankruptcy, insolvency or judicial composition proceedings have been filed by or against any Seller Party or any Company or the Company Subsidiary. To the Knowledge of the Seller Parties, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning either Seller, either Company, or the Company Subsidiary.

3.3 No Conflict; Consents. Except as set forth on Schedule 3.3, the execution, delivery and performance by each Seller Party of this Agreement and each Transaction Document to which each Seller Party is a party, and the consummation by each Seller Party of the Proposed Transaction does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law or Governmental Order to which any Seller Party or any Company or Company Subsidiary is subject, (b) violate any provision of the Organizational Documents of any Seller Party or any Company or Company Subsidiary, or (c) except as set forth on Schedule 3.3 ,violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the consent of any third party, under any Contract or Permit to which any Seller Party or any Company or Company Subsidiary is a party or by which any Seller Party or any Company or Company Subsidiary may be bound or affected, or result in or permit the termination or amendment of any provision of any such Contract or Permit. Except as set forth on Schedule 3.3, no consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by any Seller Party or any Company or Company Subsidiary in connection with the execution, delivery, and performance by any Seller Party of this Agreement or any Transaction Document to which any Seller Party is a party, or the taking by any Seller Party, any Company or Company Subsidiary of any other action contemplated hereby or thereby.

3.4 Capitalization; Title to Company Equity Interests.

(a) The Taihao Equity Interests constitute 100% of the registered capital of Taihao and all of the Taihao Equity Interests are validly subscribed and fully paid, and Taihao Owners are the registered and beneficial owner of all Taihao Equity Interests, free and clear of all Encumbrances. Taihao Owners are as of the date of this Agreement entitled to transfer or procure the transfer of the Taihao Equity Interests on the terms of this Agreement.

(b) The Huiyuan Equity Interests constitute 100% of the registered capital of Huiyuan and all of the Huiyuan Equity Interests are validly subscribed, and Huiyuan Owner is the sole registered and beneficial owner of all Huiyuan Equity Interests, free and clear of all Encumbrances. As of the date of this Agreement, the registered capital of Huiyuan is 30 million dollars, of which 11,161,775 dollars have been paid and the unpaid amount is not yet due according to the current Organizational Documents of Huiyuan. Huiyuan Owner is as of the date of this Agreement entitled to transfer or procure the transfer of the Huiyuan Equity Interests on the terms of this Agreement.

(c) The registered capital stock of the Company Subsidiary is set forth on Schedule 3.4(c). All of the registered capital of the Company Subsidiary is validly subscribed, fully paid and non-assessable, and is owned of record and beneficially by Taihao (as set forth on Schedule 3.4(c)), free and clear of all Encumbrances.

(d) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Company or Company Subsidiary or obligating any Seller Party or any Company or Company Subsidiary to issue or sell any shares of capital stock of, or any other equity interest in, any Company or Company Subsidiary. None of the Companies or Company Subsidiary has any outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Equity Interests or any equity interests of any Company Subsidiary.

(e) As at the date of this Agreement, the equity interests of any Company or Company Subsidiary are not the subject matter of any Action or subject to any prohibition, injunction or restriction on sale to Buyer under any decree or order of any Authority.

3.5 Subsidiaries. Except for the Company Subsidiary, none of the Companies or Company Subsidiary (i) directly or indirectly owns any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) has any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

3.6 Title and Condition of Assets.

(a) Each Company and Company Subsidiary, as applicable, has good and valid title to, or a valid leasehold interest in, all items of property and other assets used in the operation of its Business, free and clear of all Encumbrances, except for Permitted Encumbrances. For the avoidance of doubt, the representation and warranty in this Section 3.6(a) does not apply to the Leased Real Property.

(b) The tangible personal property owned by each Company and Company Subsidiary is in good condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business).

3.7 Real Property.

(a) None of the Companies or Company Subsidiary owns, or has ever owned, any real property.

(b) Schedule 3.7(b) sets forth the address of each parcel of real property leased by any Company or Company Subsidiary (collectively, the “Leased Real Property”). All of the Leased Real Property is leased pursuant to leases listed on Schedule 3.7(b) (the “Real Property Leases”). The Leased Real Property comprises all of the real property used by the Companies and the Company Subsidiary in the operation of the Business. Except as set forth on Schedule

3.7(b), the Companies and the Company Subsidiary have obtained all material Permits necessary to operate the Business, as currently conducted, at the Leased Real Property.

(c) The Seller Parties have not received written notice of any pending or threatened Actions relating to any parcel of Leased Real Property.

(d) None of the Seller Parties, the Companies or the Company Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Leased Real Property or any portion thereof or interest therein.

(e) The Companies and the Company Subsidiary have not received any written notice of violation of any applicable Law affecting the Leased Real Property, except as set forth on Schedule 3.7(e).

(f) To the Knowledge of the Seller Parties, none of the Leased Real Property is subject to any Action, Contract restriction, or order of any Authority which will have a material adverse effect on the ability of the Companies and the Company Subsidiary to continue to carry on their business from the Leased Real Property substantially in the manner presently conducted, except as set forth on Schedule 3.7(f).

(g) To the Knowledge of the Seller Parties, the Companies and the Company Subsidiary are not in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) binding on the Companies or the Company Subsidiary with respect to the Leased Real Property.

3.8 Intellectual Property.

(a) Schedule 3.8(a)(i) contains a true and complete listing of all material items of Intellectual Property owned by any Company or Company Subsidiary (collectively, the “Owned Intellectual Property”). Schedule 3.8(a)(ii) contains a true and complete listing of all material items of Intellectual Property owned by a third party which any Company or Company Subsidiary has a right to use pursuant to a license, sublicense, agreement or permission (the “Licensed Intellectual Property”), other than any Off-the-Shelf Software. The Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in connection with the conduct of the Business by the Companies and the Company Subsidiary.

(b) Each item of Owned Intellectual Property is valid and in full force and effect and is owned by the applicable Company or Company Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances) and other claims, including any claims of joint ownership or inventorship.

(c) Each of the Companies and Company Subsidiary owns or possesses adequate licenses or other valid rights to use all Owned Intellectual Property and Licensed Intellectual Property. None of the Seller Parties, the Companies or the Company Subsidiary has received any written notices alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property.

3.9 Material Contracts.

(a) Schedule 3.9(a) contains a complete and accurate list of all Material Contracts (classified (i) through (xviii), as applicable, based on the definition of Material Contracts). As used in this Agreement, “Material Contracts” means all Contracts of the following types to which any Company or Company Subsidiary is a party or by any Company or Company Subsidiary or any of their respective properties or assets is bound: (i) any Real Property Leases; (ii) any labor or employment-related agreements including, without limitation, any agreements or arrangements with any employees, sales representatives, consultants, independent contractors, agents or other representatives (including sales commission agreements or arrangements which result in annual compensation or payments in excess of RMB2,000,000); (iii) any joint venture, consortium, partnership, or profit (or loss) sharing agreement; (iv) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (v) agreements for the sale of goods or products or performance of services by or with any vendor or customer (or any group of related vendors or customers) exceeding RMB2,000,000, individually or in the aggregate (vi) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors); (vii) agreements restricting in any manner the right of any Company or Company Subsidiary to compete with any other Person, or restricting the right of any Company or Company Subsidiary to sell to or purchase from any other Person; (viii) agreements between any Company or Company Subsidiary and any of its Affiliates; (ix) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (x) custom bonds and standby letters of credit; (xi) any license agreement or other agreements to which any Company or Company Subsidiary is a party regarding any Intellectual Property of others, excluding any Off-the-Shelf Software; (xii) other agreements, contracts and commitments which (A) cannot be terminated by any Company or Company Subsidiary on notice of 30 days or less or (B) require payment by any Company or Company Subsidiary of RMB2,000,000 or more upon termination, or (C) default under which will cause a cost to the Companies or the Company Subsidiary (including, for this purpose, a loss of profit) of RMB2,000,000 or more; (xiii) grants powers of attorney, agency or similar authority; (xiv) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any equity securities; (xv) involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights; (xvi) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration; (xvii) is with a Authority, state-owned enterprise, or sole-source supplier of any material product or service; and (xviii) each other agreement or contract to which any Company or Company Subsidiary is a party or by which any Company or Company Subsidiary or their respective assets are otherwise bound which is material to its Business, operation, financial condition or prospects.

(b) Each Material Contract is valid, binding and enforceable against the applicable Company or Company Subsidiary in accordance with its terms and is in full force and effect, except as enforcement may be limited by General Enforceability Exceptions. The applicable Company or Company Subsidiary has performed in all material respects all obligations required to be performed by them under, and is not in Material Default under, any of such Material Contracts. None of the Companies or Company Subsidiary has received any written claim from any other party to any Material Contract that a Company or Company

Subsidiary has breached any obligations to be performed by it thereunder, or is otherwise in Material Default thereunder. Seller has furnished to Buyer a true and complete copy of each Material Contract required to be disclosed on Schedule 3.9(a). For this purpose, Material Default means a default which is likely to have a cost (including, for this purpose, a loss of profit) to any Company or Company Subsidiary of RMB2,000,000 or more.

3.10 Litigation. Except as set forth on Schedule 3.10, there is no, and during the last five years there has not been any, dispute, claim, action, suit, proceeding, review, arbitration, audit or investigation (collectively, “Action”) before any Authority pending or, to the Knowledge of the Seller Parties, threatened against any Company or Company Subsidiary or any of their respective properties or assets. Except as set forth on Schedule 3.10, none of the Companies or Company Subsidiary is a party to or bound by any outstanding Governmental Order with respect to or affecting the properties, assets, personnel or Business of any Company or Company Subsidiary.

3.11 Compliance with Laws; Permits. The Company and Company Subsidiary is in compliance in all material respects with all applicable Laws. Set forth on Schedule 3.11 are all material governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business of any Company or Company Subsidiary as presently conducted and operation of all Leased Real Property, each of which the applicable Company or Company Subsidiary validly possesses and is in full force and effect. Except as set forth on Schedule 3.11, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Knowledge of the Seller Parties, threatened with respect to any Company or Company Subsidiary, by any Authority with respect to any alleged (a) violation in any material respect by any Company or Company Subsidiary of any Law, or (b) failure by any Company or Company Subsidiary to have, or comply with, any Permit required in , connection with the conduct of its Business.

3.12 Environmental Matters. Each Company and Company Subsidiary is conducting its operations and the Business, and has occupied and operated the Leased Real Property in compliance in all material respects with all applicable Environmental Laws, except as set forth on Schedule 3.12. Each Company and Company Subsidiary holds and is in compliance in all respects with all Permits required under applicable Environmental Laws for its operation and the conduct of its Business, and all such Permits are in full force and effect. Except as set forth on Schedule 3.12, there is no Action relating to or arising under applicable Environmental Laws that is pending or, to the Knowledge of the Seller Parties, threatened against any Company or Company Subsidiary or any real property currently operated or leased by any Company or Company Subsidiary. Except as set forth on Schedule 3.12, none of the Companies or Company Subsidiary has received any written notice of, or entered into or assumed by Contract or operation of laws or otherwise, any obligation, Liability, order, settlement, judgment, injunction or decree relating to or arising under applicable Environmental Laws. No authorization, notification, recording, filing, consent, waiting period, remediation, or approval is required under any applicable Environmental Laws in order to consummate the transaction contemplated hereby. Each Company and Company Subsidiary has provided true, correct and complete copies of all Environmental Permits and environmental reports, audits and studies which are in the possession of the Seller Parties, the Companies and the Company Subsidiary.

3.13 Taxes.

(a) Except as set forth on Schedule 3.13(a)(i), (i) each Company and Company Subsidiary has timely filed or caused to be filed with the appropriate federal, state, local and foreign Authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to such Company or Company Subsidiary, and each Company and Company Subsidiary has timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to such Company or Company Subsidiary; (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon any Company or Company Subsidiary or its respective assets.

(b) There is no Action now pending against any Company or Company Subsidiary in respect of any Tax. No Taxing Authority with which a Company or Company Subsidiary does not file Tax Returns has claimed that such Company or Company Subsidiary is or may be subject to taxation by that Taxing Authority. To the Knowledge of the Seller Parties, (i) no Tax deficiencies have been proposed or assessed against any Company or Company Subsidiary and (ii) there is no pending investigation, non-routine inquiry, or audit by any Taxing Authority.

(c) Each Company and Company Subsidiary has withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay, and has properly completed and timely filed all information returns or reports, that are required to be filed and has accurately reported all information required to be included on such returns or reports. Since January 1, 2017 no Company or Company Subsidiary has paid or become liable to pay to any Taxing Authority any penalty, fine, surcharge or material amount of interest in respect of Tax, or has been criminally convicted of any offence related to Tax.

(d) Each Company and Company Subsidiary has collected all sales Tax and value-added Tax in the Ordinary Course of Business and remitted such sales Tax and value-added Tax amount to the applicable Authority, or has collected tax exemption certificates from all entities from which the applicable Company or Company Subsidiary does not collect sales Tax or value-added Tax.

(e) All Taxes (including any social security, social fund or similar contributions) payable to any Taxing Authority in respect of any earnings of an employee of any Company and Company Subsidiary that are due and payable by any Company or Company Subsidiary up to the date hereof have been paid, and each Company and Company Subsidiary has made all deductions and retentions in respect of such earnings as should have been made under applicable laws and regulations in respect thereof.

(f) Each Company and Company Subsidiary is and has at all times been resident in its country of incorporation for Tax purposes and is not and has not at any time in that period been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). No Company or Company Subsidiary is or has been subject to

Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment in that jurisdiction.

(g) Each Company and Company Subsidiary shall not be required to return Tax relief or discounts granted to any Company or Company Subsidiary as a result of the consummation of the Proposed Transaction.

3.14 Employee Relations.

(a) Schedule 3.14(a) sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, benefit amount, commission status, date of hire, full- or part-time status, active or leave status and with respect to employees located in the United States and subject to US Laws, “exempt” or “non-exempt” status, for each employee or independent contractor who is a natural person of each Company and Company Subsidiary as of the date hereof (including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence). Except as set forth on Schedule 3.14(a), none of the Companies or Company Subsidiary is party to any agreements or understandings with any individual providing for employment for a defined period of time or for termination or severance benefits.

(b) None of the Companies or Company Subsidiary is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the Knowledge of the Seller Parties, threatened by, any labor dispute or unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and none of the Companies or Company Subsidiary has experienced any work stoppage during the last three years. To the Knowledge of the Seller Parties, there has been no pending or threatened commencement of any such slowdown, work stoppage, or union organizing activity.

(c) Each Company and Company Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.14(c), there are no outstanding claims against any Company or Company Subsidiary or the Employee Plans (other than routine claims for benefits under such plans), whether under Law, regulation, Contract, policy or otherwise, asserted or threatened in writing by or on behalf of any present or former employee or job applicant of any Company or Company Subsidiary. No Person (including any Authority) has asserted or threatened in writing any claims against any Company or Company Subsidiary under or arising out of any regulation relating to equal opportunity employment, discrimination, harassment, or occupational safety in employment or employment practices.

(d) Each Company and Company Subsidiary has made all filings, inspections and examinations as may be required by the applicable labour, safety and health laws in a timely manner and in compliance therewith, including without limitation, annual occupational health examinations of all its employees and the annual occupational health filing with the governing Authority.

3.15 Employee Benefit Matters.

(a) Schedule 3.15(a) lists all Employee Plans maintained, contributed to, or required to be contributed to by any Company or Company Subsidiary or with respect to which any Company or Company Subsidiary may have any material Liability, whether contingent or otherwise (the “Benefit Plans”).

(b) As applicable, with respect to each Benefit Plan, Sellers have delivered or made available to Buyer true and complete copies, to the extent applicable, of all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description of the material terms thereof.

(c) Each Company and Company Subsidiary is in compliance in all material respects with all Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance, in all material respects, with its terms and any related Contracts and applicable Laws.

(d) Except as set forth on Schedule 3.15(c), no Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person beyond termination of service or retirement other than coverage mandated by Law.

(e) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due from any Company or Company Subsidiary have been paid to or with respect to each Benefit Plan within the time required by Law.

(f) There are no pending or, to the Knowledge of the Seller Parties, threatened Actions by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, any Authority with respect to a Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits). No Benefit Plan is under audit or investigation by any Authority and, to the Knowledge of the Seller Parties, no such audit or investigation is threatened.

3.16 Transactions with Related Parties. Except as described on Schedule 3.16, other than (a) the ownership, in and of itself, of the equity interests of the Companies and the Company Subsidiary, (b) employment arrangements entered into in the Ordinary Course of Business and (c) other Benefit Plans, no member, stockholder, officer, manager or director of any Company or Company Subsidiary, nor any Affiliate of any Company or Company Subsidiary, (i) is a party to any Contract with any Company or Company Subsidiary; or (ii) has any interest in any property or assets used by any Company or Company Subsidiary.

3.17 Insurance. Schedule 3.17 contains a complete and correct list of all policies and Contracts for insurance (including coverage amounts and expiration dates) of which any Company or Company Subsidiary is the owner, insured or beneficiary, or covering any Company’s or Company Subsidiary’s properties or assets. All such policies are outstanding and in full force and effect. No written notice of cancellation or termination has been received by the

Companies or Company Subsidiary with respect to any such policy (which has not been replaced on substantially similar terms prior to the date of such cancellation).

3.18 Governmental Grants. Except as described on Schedule 3.18, no Company or Company Subsidiary is currently subject to any arrangement for repayment of any grant, subsidy or financial assistance from any Authority. To the Knowledge of the Seller Parties, there are no facts, matters, events or circumstances which will likely result in any arrangement for repayment of any grant, subsidy or financial assistance from any Authority as a result of the change of control of any Company or Company Subsidiary or the consummation of the Proposed Transaction.

3.19 Financial Matters.

(a) Statutory Books. The statutory books of each Company and Company Subsidiary required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all respects in accordance with such laws and GAAP applied on a consistent basis.

(b) Undisclosed Liabilities. Each Company and Company Subsidiary has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with the GAAP, other than those liabilities, obligations or commitments: (a) identified in the Financial Statements and the notes thereto; (b) incurred in the ordinary course of business consistent with past practice; or (c) incurred by the Companies or Company Subsidiary in connection with the Proposed Transaction.

(c) Loans and Security.

(i) Each Company and Company Subsidiary has no overdue third-party Financial Debt (not including any loans due to Affiliates of any Company or Company Subsidiary as described on Schedule 3.19(c).

(ii) Except as described on Schedule 3.19(c), none of the Companies or Company Subsidiary has any long-term third party Financial Debt (not including any loans due to Affiliates of any Company or Company Subsidiary as described on Schedule 3.19(c).

3.20 Brokers. None of the Companies, Company Subsidiary or Seller Parties has retained, nor is any Company, Company Subsidiary or Seller Party obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on their behalf in connection with the Proposed Transaction and, to the Knowledge of the Seller Parties, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the Proposed Transaction.

3.21 Exclusivity of Representations and Warranties. Neither the Seller Parties nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Seller Parties, the Business, or any Company or Company Subsidiary (including any relating to financial condition, results of operations, assets or liabilities of any Company or Company Subsidiary), except as expressly set forth in this Article III, and the Seller Parties hereby disclaim any such other representations or warranties.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to the Seller Parties as at the date of this Agreement and as at the Closing Date:

4.1 Organization. Buyer is a company duly organized, validly existing, and in good standing under the laws of PRC, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Transaction Document to which it is a party, and to consummate the Proposed Transaction.

4.2 Authority. The execution, delivery, and performance by Buyer of this Agreement and each Transaction Document to which Buyer is a party, and the consummation by Buyer of the Proposed Transaction have been duly authorized by all necessary action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by General Enforceability Exceptions.

4.3 No Conflict. The execution, delivery, and performance by Buyer of this Agreement and each Transaction Document to which Buyer is a party, and the consummation by Buyer of the Proposed Transaction, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Buyer is subject, (ii) violate any provision of any Organizational Document of Buyer, or (iii) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other agreement, instrument or commitment to which Buyer is a party or by which either may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer to perform its obligations hereunder or the consummation of the Proposed Transaction.

4.4 Consents. Except as set forth on Schedule 4.4, no consent, approval, or authorization of, or exemption by, or filing with, any Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Transaction Document to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

4.5 Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened (a) against Buyer which, if adversely determined, would have a material adverse effect on the assets, liabilities, business or financial condition of Buyer or (b) which seeks to prohibit, restrict or delay consummation of the Proposed Transaction. There is no Governmental Order

outstanding or, to the Knowledge of Buyer, threatened (i) against Buyer or its assets or business, or (ii) which seeks to prohibit, restrict or delay consummation of the Proposed Transaction.

4.6 Financial Capability.

(a) Sufficient Funds. Buyer has, and will have on the Closing Date, unrestricted funds available sufficient to (i) consummate the Proposed Transaction, including to make all payments of the Purchase Price at and after the Closing contemplated by Section 1.3, and (ii) pay all costs and expenses and other amounts required to be paid by Buyer in connection with the Closing or otherwise. Buyer has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and Buyer has not incurred any Liability or restriction of any kind that would impair or adversely affect such resources and capabilities. There are no circumstances or conditions that could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

(b) Obligations Not Conditioned on Financings. In no event shall the receipt or availability of any funds by Buyer or any Affiliate or any other financing be a condition to any of Buyer’s obligations under this Agreement. Buyer understands and acknowledges and agrees that under the terms of this Agreement, Buyer’s obligation to consummate the Proposed Transaction is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, Buyer’s obtaining any financing, or the availability, grant, provision or extension of any financing to Buyer.

4.7 Solvency. Buyer is solvent as of the date of this Agreement and, at and immediately after the Closing, after giving effect to the Proposed Transaction (including the payment of the Purchase Price and all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses or other similar compensation in connection with the Proposed Transaction.

4.8 Brokers. Buyer has not retained, nor is Buyer obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on its behalf in connection with the Proposed Transaction and, to the Knowledge of Buyer, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the Proposed Transaction.

4.9 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Companies and the Company Subsidiary, and acknowledges that it has been provided adequate access to the personnel, properties, premises, and other documents and data of the Companies and Company Subsidiary for such purpose. Buyer acknowledges and agrees that: in making its decision to enter into this Agreement and consummate the Proposed Transaction, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in Article III of this Agreement (including related portions of the Schedules).

4.10 Exclusivity of Representations and Warranties. Neither Buyer nor any of Buyer’s Affiliates or representatives or any other Person is making any representation or warranty on behalf of Buyer of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article IV and Buyer hereby disclaims any such other representations or warranties.

Article V.
COVENANTS

5.1 Confidentiality. Following the Closing, each Seller Party shall keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Buyer, Buyer Group, the Companies, the Company Subsidiary, or any of their respective businesses and operations including, without limitation, any such information regarding the Business (“Confidential Information”) in its possession or control. The obligations of each Seller Party under this Section 5.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, the applicable Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.2 Restrictive Covenants.

(a) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), each Seller Party covenants and agrees, it shall, and shall procure its Affiliates, not to, directly or indirectly and anywhere in the Restricted Territory, conduct, manage, operate, engage in, or have an ownership interest in any business or enterprise engaged in (i) the Business, or (ii) any activities that are otherwise similar to, or competitive with, the Business. Notwithstanding the provisions of this Section 5.2(a), the beneficial ownership of less than five percent of the shares of stock or other equity interests of any corporation or other entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market and not formed for the purpose of circumventing this Agreement shall not be deemed to violate the provisions of this Section 5.2(a).

(b) During the Restricted Period, each Seller Party covenants and agrees, it shall, and shall procure its Affiliates, not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Person which is or was a past, present or prospective customer or other business relation of the Companies or the Company Subsidiary as of the Closing Date for the provision of products or services directly related to, and sold, in the operation of the Business.

(c) During the Restricted Period, each Seller Party covenants and agrees, it shall, and shall procure its Affiliates, not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Person who was employed or engaged as an independent contractor by any Company or Company Subsidiary on or at any time before the Closing Date, to leave the employ or engagement of any Company or Company Subsidiary for any reason whatsoever, nor shall any Seller Party offer or provide employment , either on a full-time basis or part-time or consulting basis, to any such Person (unless approved in writing by Buyer).

(d) The Seller Parties acknowledge and agree that the provisions of this Section 5.2 are reasonable and necessary to protect the legitimate business interests of Buyer and its acquisition of the Company Equity Interests. None of the Seller Parties shall contest that Buyer’s remedies at law for any breach or threat of breach by any Seller Party of the provisions of this Section 5.2 may be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity. The restrictive covenants contained in this Section 5.2 are covenants independent of any other provision of this Agreement or any other agreement between the Parties hereunder and the existence of any claim which any Seller may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e) If any of the provisions contained in this Section 5.2 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

5.3 Excluded Assets; Inventory Disposal.

(a) Transfer of Title to Excluded Assets. Prior to the Closing, Sellers shall cause the Companies and Company Subsidiary, as applicable, to assign and transfer to Sellers or an Affiliate of Sellers (other than any Company or Company Subsidiary), without payment due to Buyer or to any Company or Company Subsidiary, all of the Companies and Company Subsidiary’s respective right, title and interest in and to the Excluded Assets. Subject to the provisions of Section 5.3(b) with respect to the Excluded Inventory Assets, Sellers shall cause all tangible assets included in the Excluded Assets to be removed from the facilities of the Companies and Company Subsidiary prior to the Closing.

(b) Excluded Inventory Assets. As provided in Section 5.3(a), title to and ownership of the Excluded Inventory Assets shall be transferred to Sellers or its Affiliates prior to the Closing. Buyer agrees that, after the Closing, Sellers may temporarily store the Excluded Inventory Assets at the facilities of the Companies and Company Subsidiary at Sellers’ own cost. At Buyer`s request, Buyer (or its Affiliate) and Sellers (or their Affiliate) shall enter into storage rental agreement or similar agreement with regard to storage and disposal of such Excluded Inventory Assets.

5.4 Further Assurances. From time to time after the Closing, Buyer shall, at the request of the Seller Parties, execute and deliver any further instruments or documents and take all such further action as the Seller Parties may reasonably request in order to evidence the consummation of the Proposed Transaction. From time to time after the Closing, each Seller Party shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the Proposed Transaction.

5.5 Supply Agreement. Following the Closing, Buyer shall complete the new tirbanibulin API production line in the Sintaho API facility included in the Leased Real Property according to the schedule, and subject to the terms and conditions, set forth in the Supply Agreement.

Article VI.
Tax Matters

6.1 Tax Indemnification. The Seller Parties, jointly and severally, shall indemnify, defend and hold harmless each Company and Company Subsidiary and Buyer from and against the entirety of any Losses any Company or Company Subsidiary or Buyer may suffer resulting from, arising out of or caused by each and all of the following: (a) any and all Taxes (or the non-payment thereof) of any Company or Company Subsidiary for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”).

6.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the applicable Company or Company Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Company or Company Subsidiary holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the applicable Company or Company Subsidiary for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.3 Transfer Taxes. As used in this Agreement, “Transfer Taxes” means all PRC income taxes, sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees incurred in connection with the consummation of the Proposed Transaction. Buyer shall be responsible for and pay 100% of all Transfer Taxes. Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by law to be filed by the Seller Parties), and the Seller Parties shall cooperate with Buyer in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns. Buyer and the Seller Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes. Buyer shall comply with the Enterprise Income Tax Law and its implementation rules, and the Announcement of the State Taxation Administration of the PRC on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source (国家税务总局关于非居民企业所得税源泉扣缴有关问题的公告 or the Announcement 37) issued by the State Taxation Administration of the PRC on October 17, 2017 as amended, and the Buyer shall provide certified copies of documents evidencing the payment of applicable Transfer Taxes on the Proposed Transaction as requested by PRC Taxing Authority to the Seller Parties.

6.4 Cooperation on Tax Matters. Buyer and the Seller Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to the Companies and the Company Subsidiary (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and the Seller Parties shall retain all books and records with respect to Taxes (including income related Taxes) for any period up to and including the Closing Date, pertaining to any Company or Company Subsidiary, for at least seven years following the Closing Date. At the end of such period, either Party may elect to take possession, at its own expense, of such books and records upon request to the other Party. Buyer and the Seller Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Proposed Transaction.

6.5 Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for any Company or Company Subsidiary that are filed after the Closing Date. Buyer shall permit the Seller Parties to review and comment on each such Tax Return relating to a Straddle Period or any period prior to Closing described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller Parties.

6.6 Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or any Company or Company Subsidiary, and any amounts credited against Tax to which Buyer or any Company or Company Subsidiary becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller Parties, and Buyer shall pay over to the Seller Parties any such refund or the amount of any such credit (net of any Taxes of Buyer or any Company or Company Subsidiary attributable to such refund or credit) within 30 days after receipt or entitlement thereto.

6.7 Amended Returns and Retroactive Elections. Buyer shall not, and shall not cause or permit any Company or Company Subsidiary to (i) amend any Tax Returns filed with respect to any Tax year ending on or before the Closing Date or (ii) make any Tax election that has retroactive effect to any such year, in each such case without the prior written consent of the Seller Parties, such consent not to be unreasonably withheld.

Article VII.
SURVIVAL AND INDEMNIFICATION

7.1 Survival. The covenants and agreements in this Agreement shall survive the Closing. The Buyer Indemnified Parties` right to claim for indemnification under Section 7.2(a) shall survive until the Initial Expiration Date, except claims for breaches by any Seller Party of any Fundamental Warranty shall survive until the Final Expiration Date. The Seller Indemnified Parties` right to claim for indemnification under Section 7.2(b) shall survive until the Initial Expiration Date, except claims for breaches by Buyer of any Fundamental Warranty shall survive until the Final Expiration Date. No action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been asserted and which are the subject of a written notice from the Seller Parties to Buyer or from Buyer to the Seller Parties, as may be applicable, prior to the expiration of such survival period, or any fraud or intentional misrepresentation or gross negligence or willful misconduct by any Seller Party with respect to this Agreement.

7.2 General Indemnification; Special Indemnification.

(a) Subject to the provisions of this Article VII, the Seller Parties, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective assignees, directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses that are incurred or suffered by any of them in connection with or resulting from any of the following:

(i) any breach of, or inaccuracy in, any representation or warranty made by any Seller Party in this Agreement; or

(ii) any breach of any covenant made by any Seller Party in this Agreement.

(b) Subject to the provisions of this Article VII, Buyer shall indemnify, defend and hold harmless the Seller Parties and their Affiliates and their respective assignees, directors, officers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses that are incurred or suffered by any of them in connection with or resulting from any of the following:

(i) any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement; or

(ii) any breach of any covenant made by Buyer in this Agreement.

(c) Special Indemnity. Without limiting the generality of the foregoing and subject to the limitations set forth below, the Seller Parties, jointly and several, shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against direct Losses, monetary fines, penalties, and other payments, in each case to the extent lawfully imposed by and paid to any relevant Authority with jurisdiction and specifically and solely related to the original construction and continued operation of the API plant of (i) Taihao located at no. 105 Erlang Chuangye Road, Jiulongpo District, Chongqing, PRC 400039 (重庆市九龙坡二郎创业路 105 号) (the “Taihao Facility”) or (ii) Company Subsidiary located at No. 600, Liuqing Road, Ma Liuzui Town, Banan District, Chongqing(重庆市巴南区麻柳嘴镇柳青路600号) (the “Sintaihao Facility”) through the Closing Date, if the relevant Authority lawfully determines that such construction and continued operation are in violation of the PRC Law on Prevention and Control of Water Pollution(水污染防治法), the PRC Law on Prevention and Control of Air Pollution(大气污染防治法) and the Code of Design on Building Fire Protection and Prevention (GB50016-2014)(建筑设计防火规范(GB50016-2014)) and other applicable laws and regulations, due to the proximity of the Taihao Facility or the Sintaihao Facility to the Yangtze River;

provided, however, that the Buyer Indemnified Parties` right to claim for indemnification under this Section 7.2(c) shall (i) terminate on December 31, 2025, (ii) not include any other Losses (including, without limitation, any Losses attributable to any Authority requiring that the facility cease or limit its operations in any way), and (iii) not be prejudiced by any disclosure (in the Schedule or otherwise) by the Seller Parties, the Companies or Company Subsidiary.

7.3 General Limitations. Notwithstanding anything to the contrary contained in this Agreement:

(a) The Indemnified Parties shall use commercially reasonable efforts to mitigate any Losses sustained or incurred by the Indemnified Parties, as and to the extent required by Law.

(b) For purposes of determining the amount of any Losses incurred in connection with any breach of any representation, warranty or covenant set forth in this Agreement, such amount shall be reduced by the amount of any insurance proceeds actually received by, or paid on behalf of, the Indemnified Party in respect of the Losses (net of (i) any deductible amounts and any reasonable costs and expenses actually incurred by the Indemnified Party in collecting such insurance proceeds, including reasonable attorneys’ fees, and (ii) any increase in insurance premiums reasonably attributable to insurance proceeds paid in respect of such Losses).

(c) In no event will any Party be liable under this Agreement (for indemnification or otherwise) to any other Party or other Person for special, punitive, or exemplary damages, or to the extent not reasonably foreseeable, for consequential damages (including loss of profit or revenue or diminution in value) in connection with any Losses, regardless of whether such Party or Person was advised of the possibility of such damages or not.

(d) For purposes of determining the amount of Losses incurred in connection with any inaccuracy in or breach of any representation or warranty set forth in this Agreement, but not for purposes of determining whether such breach or inaccuracy has occurred, such representation or warranty shall be read without regard to or giving effect to materiality, Material Adverse Effect or other similar qualification; provided, however, that the term “material” shall not be disregarded to the extent used in requiring that “material” items be listed on a Schedule.

7.4 Indemnification Threshold; Cap Amount; Overall Cap Amount.

(a) Subject to the provisions of Section 7.4(d) and the terms of this Article VII, the Parties shall not be obligated to provide any indemnification for Losses for claims for any breach of, or inaccuracy in, any representations and warranties unless the aggregate amount of Losses incurred by the other party with respect to such breaches of, or inaccuracies in, representations and warranties exceeds RMB2,488,000 (the “Threshold”), in which case the breaching Party will be liable for all Losses in excess of the Threshold.

(b) Subject to the provisions of Section 7.4(d), and the terms of this Article VII, the aggregate amount required to be paid by any Party based upon or arising out of or as a result of any breach of, or inaccuracy in, any representations and warranties, shall not exceed, in the aggregate, an amount equal to RMB12,440,000 (the “Cap Amount”).

(c) Subject to the provisions of Section 7.4(d) and the terms of this Article VII, the aggregate amount required to be paid by the Seller Parties pursuant to Section 6.1 or Section 7.2(a), or the aggregate amount required to be paid by the Buyer pursuant to Section 7.2(b),shall not exceed, in the aggregate, an amount equal to the Purchase Price (the “Overall Cap”).

(d) None of the Threshold, the Cap Amount or the Overall Cap shall apply to Losses suffered or incurred (i) by any Buyer Indemnified Party as a result of, or arising out of, any fraud or intentional misrepresentation by any Seller Party with respect to this Agreement, or (ii) by any Seller Indemnified Party as a result of, or arising out of, any fraud or intentional misrepresentation by Buyer with respect to this Agreement, or any failure by Buyer to pay any portion of the Purchase Price.

7.5 Process for Indemnification.

(a) A Party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party.” A Party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party.” As soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any Action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnifying Party shall not relieve Indemnifying Party of its indemnity obligation, except to the extent Indemnifying Party is actually prejudiced in its defense of the Action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, Action or Loss, to the extent known. Except as provided in this Section 7.5, the Indemnifying Party shall have the right using counsel acceptable to the Indemnified Party, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 15 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party; provided, further, that (1) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the Third Party Claim subject to the limitations with respect to indemnification included in this Agreement; (2) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (3) assumption by the Indemnifying Party of such Third Party Claim would not reasonably be expected to cause a material adverse effect on the Indemnified Party’s business; and (4) the Indemnifying Party shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3) and (4) being collectively referred to as the “Litigation Conditions”).

(b) The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions.

(c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(d) If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.5, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.5, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed on a monthly basis by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time.

7.6 Remedies Exclusive. The remedies provided in this Article VII shall be the sole and exclusive remedies of any Indemnified Party related to any and all Losses incurred because of or resulting from or arising out of this Agreement; provided, however, that nothing contained in this Article VII shall be deemed to limit or restrict in any manner (a) any rights or remedies which any Indemnified Party has, or might have, at law or in equity based on fraud or intentional misrepresentation, or (b) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

7.7 Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Purchase Price to the extent permitted by applicable Law.

Article VIII.
Termination

8.1 Termination. This Agreement may be terminated, and the Proposed Transaction may be abandoned, prior to the Closing solely as follows, provided that any Party desiring to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other Parties to this Agreement:

(a) by the Seller Parties if Buyer materially breaches any of its obligations, representations, warranties, covenants or agreements under this Agreement such that the conditions to Closing set forth in Section 2.4(b)(i) or Section 2.4(b)(ii) would not be satisfied, and such breach is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) Business Days following receipt by Buyer of written notice of such breach from the Seller Parties; provided, that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 8.1(a) if any Seller Party is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 2.4(a)(i) or Section 2.4(a)(ii);

(b) by Buyer if any Seller Party materially breaches any of its obligations, representations, warranties and covenants under this Agreement such that the condition to Closing set forth in Section 2.4(a)(i) or Section 2.4(a)(ii) would not be satisfied, and such breach is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) Business Days following receipt by the Seller Parties of written notice of such breach from Buyer; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Buyer is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 2.4(b)(i) or Section 2.4(b)(ii);

(c) by Buyer if any Material Adverse Effect occurs;

(d) by either Buyer or by the Seller Parties, if any Authority shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such order or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall have used reasonable best efforts to remove such order, injunction, restraint or prohibition, and such order, injunction, restraint or prohibition shall not have been principally caused by the breach by such Party of its covenants or agreements under this Agreement;

(e) by Buyer or the Seller Parties if the Closing shall not have occurred on or before the Longstop Date; provided, however, that a Party shall not have the right to terminate this

Agreement pursuant to this Section 8.1(e) if the failure of the Closing to occur by the Longstop Date results from or was caused by the failure of the Party seeking to terminate this Agreement to comply with any provisions of this Agreement; or

(f) by the mutual written consent of Buyer and the Seller Parties.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer or the Seller Parties or their respective officers, directors or equity holders, with the exception of (i) the provisions of this Section 8.2 and Article IX, together with all applicable defined terms set forth in Article X, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties and (ii) any liability of any Party for any willful breach of this Agreement prior to such termination. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and shall automatically be extended until such date that is two years following the date of termination of this Agreement, and nothing in this Article VIII shall be construed to discharge or relieve any party to the Confidentiality Agreement of its obligations thereunder.

Article IX.
MISCELLANEOUS

9.1 Interpretive Provisions.

(a) Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders. Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. The terms “RMB” means the lawful currency from time to time of the PRC. The terms “dollars” and “$” mean United States Dollars. Unless Business Days are specified, all references to “days” hereunder shall mean calendar days. The Annexes, Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part hereof.

(b) The Parties acknowledge and agree that (i) each Party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting Party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

9.2 Entire Agreement. This Agreement (including the Annexes, Schedules and the exhibits attached hereto) together with the Transaction Documents constitute the sole understanding and agreement of the Parties with respect to the subject matter hereof. The Parties agree and acknowledge that as of the Closing Date, the mutual non-disclosure agreement, dated March 15, 2022 (the “Confidentiality Agreement”), is terminated.

9.3 Successors and Assigns.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties; provided however, that this Agreement may not be assigned by any Party without the prior written consent of the other Parties, except as provided in this Section 9.3(b).

(b) Notwithstanding the Section 9.3(a), Buyer may assign its rights and transfer its obligations under this Agreement to any member of the Buyer Group as if such member were the Buyer under this Agreement, provided that (i) unless otherwise agreed upon in writing by Sellers, Buyer shall deliver a written notice of such assignment and transfer to Sellers no later than fifteen (15) Business Days prior to the Closing, and (ii) Buyer shall remain jointly and severally liable, with the assignee, for all of Buyer’s obligations under this Agreement. The Seller Parties and Buyer shall cooperate fully to procure that all the necessary agreements and documents as may be reasonably requested by the other Parties to effectuate or evidence the assignment under this Section 9.3(b).

9.4 Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.5 Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

9.6 Expenses. Except as otherwise expressly provided herein, each of the Parties shall bear the expenses incurred by that Party incident to this Agreement and the Proposed Transaction, including all fees and disbursements of counsel and accountants retained by such Party, whether or not the Proposed Transaction shall be consummated.

9.7 Notices. Any notice, request, instruction, or other document to be given hereunder by any Party to any other Party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when delivered if delivered by electronic mail, when transmission confirmation is received if delivered by facsimile during normal business hours, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to the Seller Parties: Athenex, Inc. Conventus Building 1001 Main Street, Suite 600 Buffalo, NY 14203 Attn: Legal Department Email: [*]
with a copy to: Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attention: Alexander R. McClean Email: [*] Fax No.: (585) 232-2152

to Buyer to:

TiHe Capital (Beijing) Co. Ltd.（泰和中投投资基金管理（北京）有限公司）

 4th Floor, Building 3, Huasheng Science Park, Lane 1999, Zhangheng Road, Pudong New Area, Shanghai, China

 中国上海市浦东新区张衡路1999弄华盛科技园3号楼4楼

 Attn: Jiao Wang王姣

 Email: [*]

with a copy to:

JINGTIAN & GONGCHENG SHANGHAI OFFICE（北京市竞天公诚律师事务所上海分所）

 45/F, K. Wah Centre, 1010 Huaihai Road (M), Xuhui District, Shanghai 200031, China

 上海市徐汇区淮海中路1010号嘉华中心45层 邮编：200031

 Attn: Daniel Cui 崔维 & Yao Yao 姚瑶

 Email: [*];[*]

or at such other address for a Party as shall be specified by like notice.

9.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of PRC applicable to agreements made and to be performed wholly within that jurisdiction.

9.9 Arbitration. Except as otherwise provided in Section 5.2 and Section 7.6, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by final and binding arbitration conducted in Beijing and administered by the China International Economic and Trade Arbitration Commission (“CIETAC”) under the CIETAC Administered Arbitration Rules in force when the notice of request for arbitration is submitted. There shall be three arbitrators. Such arbitrators shall be selected, within 15 days following the date of receipt of the notice of arbitration, as follows: (i) Buyer shall select one arbitrator, (ii) Seller Parent shall select one arbitrator; and (iii) Buyer and Seller Parent shall jointly nominate, or entrust the Chairman of CIETAC to appoint, the third arbitrator, who shall act as the presiding arbitrator. The arbitration shall be conducted in English. The award rendered by the arbitrators shall be final, non-reviewable, non-appealable and binding on the Parties and may be entered and enforced in any court having jurisdiction, and any court where a Party or its assets is located (to whose jurisdiction the Parties consent for the purposes of enforcing the award). Judgment on the award shall be final and non-appealable. If more than one arbitration is commenced under this Agreement and any Party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrators selected in the first-filed proceeding shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrators. Except as may be required by applicable Law or the rules of any securities exchange, neither a Party nor the arbitrators may disclose the existence, content or results of any arbitration without the prior written consent of all Parties, unless to protect or pursue a legal right.

9.10 Public Announcements. None of the Seller Parties or Buyer shall make any public statements, including any press releases, with respect to this Agreement and the Proposed Transaction without the prior written consent of the other Parties (which consent shall not be unreasonably withheld) except as may be required by Law. If a public statement is required to be made by Law, the Parties shall consult with each other in advance as to the contents and timing thereof.

9.11 No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties and their permitted successors and assigns, and no other Party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. This Agreement and any of the Transaction Documents, along with any amendments hereto or thereto, to the extent signed and delivered by means of E mail, DocuSign or other means of electronic transmission in portable document format (.pdf), shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.13 Simplified Agreement. The Parties or their assignees may enter into a simplified version of this Agreement in Chinese or English (the “Simplified Agreement”) solely for the purpose of submission to the local SAMR, Taxing Authority or other Authorities. For the avoidance of doubt, in case of any conflict or inconsistency between the Simplified Agreement and this Agreement, the provisions of this Agreement shall prevail.

9.14 Choice of Language. Each Party acknowledges and agrees that the text of this Agreement and the Transaction Documents, any and all exhibits and other documents attached hereto or derived from this Agreement, have been and will be written in English. Each Party shall bear its own expenses for having text or other communications translated into any other language; provided, however, that notwithstanding any such translation, the English version of any such text or communication shall control.

9.15 Schedule Updates. From time to time prior to the Closing, subject to Buyer’s written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Seller Parties may supplement, amend or modify the Schedules hereto with respect to any matter hereafter arising or of which they become aware after the date hereof through the Closing Date, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Schedules (each, a “Schedule Supplement”). Each such Schedule Supplement shall be deemed to incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date.

Article X.
CERTAIN DEFINITIONS

10.1 Defined Terms. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“API” means the active pharmaceutical ingredients.

“Authority” means the PRC, Hong Kong, United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, commission, court or authority (supra-national, national, foreign, federal, state, municipal or local) any quasi-governmental or private body exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator, including any Taxing Authority.

“Business” means the business, as conducted by the Companies and the Company Subsidiary, of manufacturing and selling APIs and dosage forms.

“Business Day” means any day other than a day on which banks in Hong Kong and the PRC are required or authorized to be closed.

“Buyer Group” means the Buyer and its Affiliates from time to time.

“Contract” means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Employee Plan” means every written and unwritten benefit plan, program, agreement or arrangement maintained, contributed to or provided by Person for the benefit of any one or more of its employees, former employees or dependent or independent contractors, as applicable, or their respective dependents or beneficiaries including without limitation all bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health or medical, life, disability or other insurance (whether insured or self-insured), vacation or other leave, fringe benefit, and retirement plans, programs, agreements and arrangements.

“Encumbrances” means any interest or equity of any Person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above.

“Environmental Laws” means all PRC, foreign, federal, state and local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, legally-binding requirements, work practices, standards and norms relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety); (ii) Hazardous Materials; or (iii) pollution or prevention of pollution (including, without limitation, emissions of dust, heat, noise or odor) and Laws relating to maintenance of water or air quality.

“Environmental Permits” means any Permit, license, authorization, consent or similar item required by Environmental Laws for the ownership and operation of the Business or Leased Real Property.

“Excluded Assets” means (i) the assets of the Companies and Company Subsidiary identified on Annex 5, as may be amended by the Parties prior to the Closing, and (ii) the Excluded Inventory Assets.

“Excluded Inventory Assets” means the inventory owned or held on site by the by the Company and Company Subsidiary described on Annex 4, as may be amended by the Parties prior to the Closing.

“Final Expiration Date” means the date that is four (4) years following the Closing Date.

“Financial Debt” means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organization.

“Financial Statement” means the unaudited and audited balance sheet, profit statement and cash flows statement for Company and Company Subsidiary.

“Fundamental Warranties” means, with respect to the Seller Parties, the representations and warranties set forth in Section 3.1 (Authority; Execution and Delivery), Section 3.2 (Organization) , Section 3.3 (No Conflict; Consents), Section 3.4 (Capitalization; Title to Company Equity Interests), Section 3.5 (Subsidiaries), and Section 3.13 (Taxes); and with respect to Buyer, the representations and warranties set forth in Section 4.1 (Authority; Execution and Delivery) and Section 4.2 (Organization).

“GAAP” means, as applicable with respect to each Company and Company Subsidiary, generally accepted accounting principles in effect in the jurisdiction in which the principal place of business of such Company or Company Subsidiary is located and, with respect to the PRC, includes, without limitation, current and effective PRC Accounting Standards for Enterprises and PRC Accounting Systems for Enterprises.

“General Enforceability Exceptions” means general principles of equity and by bankruptcy, insolvency or similar Laws and general equitable principles affecting the rights of creditors generally.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Authority.

“Guangzhou R&D Staff” means the individuals listed in Part 2 of Annex 2.

“Hazardous Materials” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes regulated under Environmental Law.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Initial Expiration Date” means the date that is 18 months following the Closing Date.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trade-marks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, € all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all industrial designs and integrated circuit topography rights, (i) all other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

“Key Employees” means the individuals listed in Part 1 of Annex 2, who are employees of the Companies or Company Subsidiaries as of the date of this Agreement.

“Knowledge” means (i) with respect to Sellers, the actual knowledge, after reasonable inquiry, of Johnson Lau, Xiaodong Wang, and Xiaoli Yu, and (ii) with respect to Buyer, the actual knowledge, after reasonable inquiry, of Mr. William Zuo and Mr. Yan Zhou. For the avoidance of doubt, reference to any individual in this definition of “Knowledge” is not intended to, and shall not, create or impose personal liability for such individual for purposes of this Agreement.

“Laws” means any PRC, Hong Kong, foreign, federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other legally enforceable determination, decision or requirement of any Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Longstop Date” means September 30, 2022 or a later date agreed upon by the Parties in writing.

“Losses” means any and all losses, Liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement, provided, that, notwithstanding the foregoing or anything contained herein to the contrary, for purposes of Article VII, Losses shall exclude punitive damages and exemplary damages, in each case unless and to the extent awarded in connection with a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, financial condition or results of operations of the

Companies and the Company Subsidiary, taken as a whole; or (b) the ability of Seller Parties to consummate the transactions contemplated hereby provided that none of the following shall be taken into account (either alone or in combination) in determining whether there is or has been a Material Adverse Effect: any event, occurrence, fact, condition or change arising from or relating to: (i) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (ii) general economic or political conditions; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof.

“Off-the-Shelf Software” means unmodified commercially-available, off-the-shelf, click-wrap, shrink-wrap or similar software obtained from a Person (a) on general commercial terms and which is generally available on similar commercial terms, and (b) which is not distributed as “open source software” or “free software” or under a similar licensing or distribution model.

“Ordinary Course of Business” means, with respect to the Companies and the Company Subsidiary, the ordinary course of business consistent with their past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization, articles of association, certificate of limited partnership and any joint venture, limited liability company, operating, voting or partnership agreement, by-laws, or similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and which do not otherwise constitute a breach of or an event of default under any Lease; and (iii) Encumbrances set forth on Schedule 10.1.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, or other entity.

“PRC” means the People’s Republic of China (excluding, for the purposes of this Agreement, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

“Pre-Closing Period” means the period from and including the date of this Agreement up to Closing.

“Proposed Transaction” means the transactions contemplated by the Transaction Documents.

“Restricted Territory” means the PRC.

“Schedules” means the schedule or schedules collectively attached hereto to which the representations and warranties shall be subject to in Article III.

“SAMR” means the State Administration for Market Regulation of the PRC or its competent local counterpart.

“SEC” means the U.S. Securities and Exchange Commission.

“Tax” means (i) any federal, state, local or non-U.S. income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, property taxes (real or personal), including unpaid property taxes, premium, windfall profits, environmental assessments, alternative or add-on minimum, custom duties, capital stock, profits, social security (or similar), unemployment, disability, estimated, or any other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to any Liability described in clause (i) hereof of any other Person whether by Contract or under common law doctrine of de facto merger and successor liability or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to any Company or Company Subsidiary or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Transaction Document” means this Agreement, the Supply Agreement, the Product Rights Agreement, and all other written agreements, documents and certificates listed as closing deliveries in Section 2.2.

“VAT” means value added tax and any similar sales or turnover tax.

10.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

“Action”	3.10
“Agreement”	Preamble
“Benefit Plans”	3.15(a)
“Buyer”	Preamble
“Buyer Indemnified Parties”	7.2
“Cap Amount”	7.4(b)
“CIETAC”	9.9
“Closing”	2.1

“Closing Date”	2.1
“Closing Date Payment”	1.3(a)
“Confidential Information”	5.1
“Confidentiality Agreement”	9.2
“Company”	Recitals
“Company Equity Interests”	1.1
“Company Handover Checklist”	2.4(e)
“Company Subsidiary”	Recitals
“Company Subsidiary”	Recitals
“Confidential Information”	5.1
“Confidentiality Agreement”	9.2
“Effective Time”	2.1
“Final Payment”	1.3(c)
“Employment Agreement”	2.2(a)(iv)
“Indemnified Party”	7.5(a)
“Indemnifying Party”	7.5(a)
“Leased Real Property”	3.7(b)
“Licensed Intellectual Property”	3.8(a)
“Litigation Conditions”	7.5(a)
“Material Contracts”	3.9(a)
“Material Owned Intellectual Property”	3.8(a)
“Overall Cap”	7.4(c)
“Party”	Preamble
“Parties”	Preamble
“Permits”	3.11
“Pre-Closing Tax Period”	6.1
“Product Rights Agreement”	2.2(a)(iii)
“Purchase Price”	1.2
“Real Property Leases”	3.7(b)
“Restricted Period”	5.2(a)
“SEC Documents”	Article III
“Second Payment”	1.3(b)
“Seller”	Preamble
“Seller Allocation”	1.2
“Seller Indemnified Parties”	7.2(b)
“Seller Parent”	Preamble
“Seller Parties”	Preamble
“Sellers”	Preamble
“Simplified Agreement”	9.13
“Sintaihao Facility”	7.2(c)
“Straddle Period”	6.2
“Supply Agreement”	2.2(a)(ii)
“Taihao Facility”	7.2(c)
“Taxing Authority”	3.13(a)

“Third Party Claim”	7.5(a)
“Threshold”	7.4(a)
“Transfer Taxes”	6.3
“Unpaid Amount”	1.4

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.

BUYER: TiHe Capital (Beijing) Co. Ltd. By: /s/ Yan, Zhou Name: Yan, Zhou Title: Authorized Signatory
SellerS: ATHENEX API LIMITED By: /s/ Lau, Yiu Nam Name: Lau, Yiu Nam Title: Director

ATHENEX PHARMACEUTICALS (CHINA) LIMITED

By:  /s/ Lau, Yiu Nam
Name: Lau, Yiu Nam
Title: Director

POLYMED THERAPEUTICS, INC.

By:  /s/ Johnson Lau
Name: Johnson Lau
Title: Director

seller parent:

athenex, INC.

By:  /s/ Johnson Lau
Name: Johnson Lau
Title: Chief Executive Officer and Chairman

Annex 1 Form Product Rights Agreement

Annex 2 KEY EMPLOYEES AND Guangzhou R&D Staff

Annex 3 Conduct of the CompanIES Pre-closing

Annex 4 LIST OF Excluded Inventory Assets

ANNEX 5 LIST OF EXCLUDED ASSETS

ANNEX 6 COMPANY HANDOVER CHECKLIST